Exhibit 99

Contact:
Kari Norder
PGT
941-480-1600 x22334 phone
knorder@pgtindustries.com

PGT ANNOUNCES THE ACQUISITION OF
HURRICANE WINDOW & DOOR FACTORY OPERATING ASSETS
Products to significantly expand PGT capabilities in the growing market for energy efficient, impact rated vinyl windows and doors

N. VENICE, FLA. – August 18, 2009 –PGT, Inc. (NASDAQ: PGTI), one of the nation’s leading manufacturers of residential impact-resistant windows and doors, today announced the acquisition of the operating assets of Hurricane Window and Door Factory of Fort Myers, FL. Hurricane Window and Door Factory designed and manufactures The Protector Series, one of the highest air, water and structurally rated vinyl impact product lines for the single and multi-family residential markets.

This acquisition broadens PGT’s capabilities in both the vinyl and impact resistant markets, while offering the increasingly critical energy efficiency benefits of vinyl. The products included in The Protector Series provide long term energy and structural benefits, while qualifying homeowners for the government’s energy tax credits in the American Recovery and Reinvestment Act of 2009. The Series was developed specifically for the hurricane protection market and has some of the highest structural ratings in the industry.

“PGT’s core residential business focuses on the impact coastal markets. Stringent structural requirements dominate the coastal areas but energy efficiency is becoming just as important in these markets,” said Rod Hershberger, President and CEO, PGT.  “With this acquisition, we now offer the complete package to our customers – quality window and door products that protect homes against severe weather events and intruders, reduce energy costs, enhance beauty, and eliminate outdoor noise. We continue to advance our product lines to exceed customer expectations and industry standards.”

The Protector Series will be folded into the PGT WinGuard® product portfolio and currently includes six window styles: Double Hung, two and three panel Horizontal Roller, Casement, Awning and Picture Window.

The durability and efficiency of the multi-chambered vinyl utilized in The Protector Series make it the most ideal and durable product line for harsh southern climates that are susceptible to bad weather conditions, in addition to dangerous solar and ultra violet rays that can damage fabrics and furnishings. Although designed for hurricane protection, energy efficiency and UV protection, The Protector Series also offers features and materials such as heavy duty laminated safety glass and locking, tilting and pivoting mechanisms that make families, homes and valuables safer from intruders.

“Leveraging Hurricane’s technology, PGT is providing our dealers with the products they demand to meet the needs of today’s homeowner who wants lower energy costs and impact protection in a sleek, aesthetically pleasing window that fits any décor,” added Hershberger. “We are excited about the opportunities we see in the Florida, Gulf Coast and Eastern coastal single family and multi-family residential markets.”

“The synergies between PGT and Hurricane are tremendous and represent an excellent opportunity for growth,” said Ron Stanek, Co-owner of Hurricane Window and Door Factory. “In dealing with PGT over the past several months, we realized this is the organization we want to be a part of because the company is devoted to its customers, employees, product quality and innovation.”

ABOUT PGT:
PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,250 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, or to find a distributor near you, visit pgtindustries.com or call 800-284-6019.